UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 28, 2022 (April 22, 2022)

Mallard Acquisition Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39611	84-4904992
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19701 Bethel Church Road, Suite 302

Cornelius, NC 28031

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (813) 407-0444

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Units, each consisting of one share of Common Stock and one Redeemable Warrant entitling the holder to purchase one-half of one share of Common Stock	MACUU	The Nasdaq Stock Market LLC

Common Stock, par value $0.0001 per share	MACU	The Nasdaq Stock Market LLC

Warrants, each exercisable for one-half of one share of Common Stock for $11.50 per whole share	MACUW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed in the Form 12b-25 filed on April 1, 2022 by Mallard Acquisition Corp. (the “Company”), the Company required additional time to finalize its financial statements to be included in its Annual Report on Form 10-K for the period ended December 31, 2021 (“Form 10-K”), and did not timely file its Form 10-K.

On April 22, 2022 the Company received a notice (the “Notice”) from the Listing Qualifications Department of The Nasdaq Stock Market LLC (“Nasdaq”) stating that the Company is not in compliance with Nasdaq Listing Rule 5250(c)(1) (the “Rule”) because it had not timely filed the Form 10-K with the Securities and Exchange Commission (“SEC”). The Rule requires listed companies to timely file all required periodic financial reports with the SEC. The Company intends to file its Form 10-K with the SEC as soon as practicable. However, as disclosed in Item 8.01 below, the Company plans to liquidate, and its securities will not continue to be listed on Nasdaq subsequent to such liquidation.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On April 25, 2022, the Company held a special meeting of stockholders (the “Meeting”). At the Meeting, the Company’s stockholders approved the proposed amendment to the Company’s Amended and Restated Certificate of Incorporation to extend the date by which the Company must consummate its initial business combination from April 29, 2022 to July 29, 2022, with an option for the Company, without another stockholder vote, to elect to extend the date to consummate a business combination for an additional three months, from July 29, 2022 to October 29, 2022 (the “Extension Amendment Proposal”).

The final voting results for the Extension Amendment Proposal were as follows:

For	Against	Abstain	Broker Non-Votes
10,456,816	757	0	0

Stockholders holding 8,543,668 shares of the Company’s common stock exercised their right to redeem such shares for a pro rata portion of the funds in the Company’s trust account for approximately $86.3 million ($10.10 per share).

Notwithstanding the stockholder approval of the Extension Amendment Proposal, the board of directors of the Company has determined that it is in the best interests of the Company and its stockholders to abandon and not implement the Extension Amendment Proposal, in accordance with the Amended and Restated Certificate of Incorporation.

Item 8.01. Other Events.

Due to the Company’s inability to consummate an initial business combination within the time period required by its Amended and Restated Certificate of Incorporation, the Company intends to dissolve and liquidate in accordance with the provisions of its Amended and Restated Certificate of Incorporation and will redeem all of the shares of outstanding common stock that were included in the units issued in its initial public offering (the “Public Shares”), at a per-share redemption price of approximately $10.10.

As of the close of business on April 29, 2022, the Public Shares will be deemed cancelled and will represent only the right to receive the redemption amount.

In order to provide for the disbursement of funds from the trust account, the Company has instructed the trustee of the trust account to take all necessary actions to immediately liquidate the trust account. The proceeds of the trust account will be held in a non-interest bearing account while awaiting disbursement to the holders of the Public Shares. Record holders may redeem their shares for their pro rata portion of the proceeds of the trust account by delivering their Public Shares to Continental Stock Transfer & Trust Company, the Company’s transfer agent. Beneficial owners of Public Shares held in “street name,” however, will not need to take any action in order to receive the redemption amount. The redemption of the Public Shares is expected to be completed within ten business days after April 29, 2022.

The Company’s initial stockholders have waived their redemption rights with respect to its outstanding common stock issued prior to the Company’s initial public offering.

There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless.

On April 28, 2022, the Company issued a press release announcing (1) its receipt of the Notice, and (2) that the Company intends to dissolve and liquidate in accordance with the provisions of its Amended and Restated Certificate of Incorporation and will redeem all of its Public Shares. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this Form 8-K:

Exhibit No.	Description of Exhibits
99.1	Press Release, dated April 28, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mallard Acquisition Corp.

Dated: April 28, 2022	By:	/s/ P. Jeffrey Leck
		Name:	P. Jeffrey Leck
		Title:	Chief Executive Officer

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